Memorandum of Understanding
Between
Mimvi, Inc. and Michael Poutre

Date:   September 12, 2011

A.           Mimvi, Inc. will offer Michael Poutre the position of COO (Chief Operating Officer) and President of Mimvi, Inc. Mr. Poutre will also be appointed to Mimvi’s Executive Board.

B.           Mimvi agrees to hire Mr. Poutre for an initial 1-year contract.

C.           Compensation will be $10,000.00 a month for the first six months, and $15,000.00 a month thereafter. Consideration in the form of stock will be 700,000 shares due at signing, vested but restricted. If/when, during the term of this contract, Mimvi’s stock trades at a volume-weighted average of at least $.75 per share over 30 calendar days, and trades at a daily average 10,000 shares per day in volume during such 30-day period, Mr. Poutre will be awarded an additional 500,000 shares of vested/restricted common stock.

D.           During the Employment Term, Mr. Poutre shall devote his full business efforts and time to the Company.  Mr. Poutre further agrees during the Employment Term, not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Board. Employee may serve in any capacity with any civic, educational or charitable organization.

In acknowledgement that the foregoing correctly sets forth the understanding reached by Mimvi, Inc. and Michael Poutre, please sign in the space provided below, whereupon this Memorandum of Understanding shall constitute a binding agreement as of the date indicated above.

Very truly yours,

Mimvi, Inc.

By:	/s/ Kasian Franks
Kasian Franks, CEO/CVO

Accepted and agreed to as of the date first written above

By:	/s/ Michael Poutre
Michael Poutre